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EXHIBIT 5.1

June 22, 2010

Maui Land & Pineapple Company, Inc.
870 Haliimaile Road
Makawao, Hawaii, 96768

        Re:    Maui Land & Pineapple Company, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as special counsel to Maui Land & Pineapple Company, Inc., a Hawaii corporation (the "Company"), in connection with the preparation and filing with the Securities Exchange Commission (the "Commission") of a Registration Statement on Form S-1, initially filed by the Company with the Commission on April 23, 2010 (as such may be amended or supplemented from time to time, the "Registration Statement"). The Registration Statement includes a prospectus (the "Prospectus") to be furnished to all of the shareholders of the Company in connection with the issuance by the Company to its shareholders of non-transferable subscription rights (the "Rights") entitling the holders thereof to purchase shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company. The Registration Statement relates to the Rights and                    shares (the "Rights Shares") of Common Stock, having an aggregate offering price of $40,000,000 that may be issued and sold by the Company upon exercise of the Rights. The Rights and the Rights Shares are collectively referred to herein as the "Securities."

        We have examined the proceedings heretofore taken and are familiar with additional proceedings proposed to taken by you in connection with the authorization, issuance and sale of the Securities.

        Based on the foregoing, it is our opinion that:

  1.
  The Rights have been duly authorized and, when issued, will be the legal, valid and binding obligation of the Company enforceable against it in accordance with their terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

  2.
  The Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of Rights as contemplated in the Prospectus, the Rights Shares will be validly issued, fully paid and nonassessable.

        This opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect. We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

        We hereby consent to the use of our name under the heading "Legal Matters" in the Registration Statement. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,
STRADLING YOCCA CARLSON & RAUTH
/s/ Stradling Yocca Carlson & Rauth

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  EXHIBIT 5.1